================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                         THE STANDARD REGISTER COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                          THE STANDARD REGISTER COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        OF THE STANDARD REGISTER COMPANY

To All Shareholders:

         The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 19, 2000, at 11:00 a.m. eastern daylight savings time, for the following purposes:

         (1)      To fix the number of directors to be elected at ten;

         (2)      To elect ten directors;

         (3) To approve an amendment to Standard Register's Code of Regulations permitting alternative methods of proxy voting and shareholder communications;

         (4) To appoint Battelle & Battelle LLP, Certified Public Accountants, as Standard Register's auditors for the year 2000;

         (5) To transact such other business as may properly come before the annual meeting.

         The board of directors has fixed the close of business on February 25, 2000, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

         A copy of Standard Register's annual report for its fiscal year ended January 2, 2000 is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy. If you have not received a copy, please call the Secretary of the Company at 937.221.1506.

                                             Kathryn A. Lamme
                                             Corporate Vice President-Secretary
                                             & Deputy General Counsel
Dayton, Ohio
March 21, 2000

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

                          THE STANDARD REGISTER COMPANY

                                 PROXY STATEMENT

                                       FOR

                                 ANNUAL MEETING

                                       OF

                                  SHAREHOLDERS

                          PRINCIPAL EXECUTIVE OFFICES:
                                600 ALBANY STREET
                               DAYTON, OHIO 45408
                                 (937) 221-1000

                          Mailing Date: March 21, 2000

         We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 25, 2000, which is the record date for the annual meeting. We had outstanding, on the record date, _______________ shares of common stock (each share having one vote) and 4,725,000 shares of Class A Stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Wednesday, April 19, 2000, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

         At the annual meeting, the shareholders will: (1) determine the number of directors to be elected; (2) elect a board of directors; (3) decide whether to allow alternative methods of proxy voting and shareholder communications; (4) select independent auditors; and (5) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

All shareholder votes, properly cast in person or by proxy, and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 2. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise, in two ways: 1) by timely delivery to us of a later-dated proxy, or 2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

                                    PROPOSALS


PROPOSAL 1:  FIXING NUMBER OF DIRECTORS

         We currently have ten directors. The board of directors believes we should continue with ten directors and recommends fixing the number of directors to be elected at ten. The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR FIXING THE NUMBER OF DIRECTORS TO BE ELECTED AT TEN.



PROPOSAL 2:  ELECTION OF DIRECTORS

         The ten persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

         The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

         Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of the company not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

         Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NAMED NOMINEES TO SERVE AS DIRECTORS OF STANDARD REGISTER:

 NOMINEES

         All nominees recommended by the board of directors for election were previously elected as directors. Information concerning each nominee follows:

NAME                                 AGE                      SERVED AS
----                                 ---                    DIRECTOR SINCE
                                                            --------------

ROY W. BEGLEY, JR. *                 44                          1994

         Mr. Begley has been a Vice-President and Investment Officer with Key Trust Co. of Ohio, N.A., since July 1999. From September 1995 to July 1999 he was Assistant Vice President and Investment Officer with Key Trust Co. of Ohio, N.A. He was an Investment Executive of Society Investments, Inc. from April 1994 until September 1995. He was an Investment Specialist with Provident Securities and Investments from August 1992 until April 1994, and a Financial Consultant with Shearson-Lehman Brothers prior to August 1992. He is a member of the Pension Advisory Committee of the board of directors.

F. DAVID CLARKE, III                 43                          1992

         Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation and its Vice President and General Counsel since December 1990. He is Chairman of the Compensation Committee and a member of the Audit Committee of the board of directors.

PAUL H. GRANZOW                      72                          1966

         Mr. Granzow has been Chairman of the board of directors of Standard Register since January 1984. He is a co-trustee of the John Q. Sherman Trusts. See "Voting Securities and Principal Holders."

GRAEME G. KEEPING                    58                          1996

         Mr. Keeping has been President of NetPaper.com, an Internet service company, since _______. From 1997 to ___________ he was President of Information Resources Management Associates, a consulting firm. He is a member of the Pension Advisory Committee of the board of directors.

PETER S. REDDING                     61                          1992

         Mr. Redding has been President & Chief Executive Officer of Standard Register since December 1994. Prior to December 1994, he served the Company in various executive, sales management and sales positions. He is a member of the Dayton District Board of KeyBank National Association, the board of directors of Owens & Minor, Inc., a distributor of medical and surgical supplies, and the board of directors of Projects Unlimited, Inc., a manufacturer of audio alarms and alerts.


DENNIS L. REDIKER                    56                          1995

         Mr. Rediker has been Chief Executive Officer of the Imerys Pigments and Additives Operating Group since May 1999. From 1996 until 1999, he was Chief Executive Officer and director of English China Clays, plc. From 1993 until 1996, he was President and CEO of ECC International Inc. From 1989 until 1993, he was President of Mead Coated Board Division of Mead Corporation Worldwide Operations He currently serves as Managing Board Member of Imerys. He is a member of the Audit and Compensation Committees of the board of directors.


ANN SCAVULLO                       53                            1996

         Ms. Scavullo has been a principal in Churchill Investor Services since January 1999. She was Vice President of Strategic Alliances and Joint Ventures of Avon Products, Inc. from 1995 until 1999. From 1991 until 1995, she was Vice President of Investor Relations at Avon Products. She was Director of Investor Relations at Avon Products prior to 1991. She is a member of the Compensation Committee of the board of directors.

JOHN J. SCHIFF, JR.                56                            1982

         Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999. From 1998 until 1999, he was Chairman of the board and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation. Prior to 1998, he was Chairman of the Board of both companies. He is a director of The Cinergy Corp., Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc. and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is Chairman of the Audit and Pension Advisory Committees of the board of directors.

CHARLES F. SHERMAN *               72                            1992

         Mr. Sherman has had personal business interests in Ohio and Kentucky for over five years. He is a member of the Pension Advisory Committee of the board of directors.

JOHN Q. SHERMAN, II *              46                            1994

         Mr. Sherman has been a manufacturer's representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is a member of the Compensation Committee of the board of directors.

* Roy W. Begley, Jr. and John Q Sherman, II are first cousins, and are nephews of Charles F. Sherman.

         The board of directors met six times in 1999. All directors attended at least 75% of the meetings of the board of directors and the committees of which they were members during 1999, with the exception of John J. Schiff, Jr. and Charles F. Sherman. Mr. Schiff was unable to attend three board of directors meetings and Mr. Sherman was unable to attend two board of directors meetings due to conflicting commitments.

BOARD OF DIRECTORS COMMITTEES

         The Audit Committee held two meetings in 1999. Mr. Schiff is Chairman of the Audit Committee. Messrs. Clarke and Rediker are the other members. The Audit Committee is responsible for reviewing our corporate accounting, auditing and financial reporting practices. It also recommends the employment of independent public accountants and reviews the relationships between Standard Register and its outside public accountants.

         The Compensation Committee held four meetings in 1999. Mr. Clarke is Chairman of the Compensation Committee. Messrs. Rediker and John Q. Sherman, II and Ms. Scavullo are the other members. The Compensation Committee designs our executive compensation program and determines executive compensation and incentives each year. The Compensation Committee also administers our:

         -        Stock Option Plan
         -        Management Incentive Compensation Plan
         -        Deferred Compensation Plan.

         The Pension Advisory Committee held three meetings in 1999. Mr. Schiff is Chairman of the Pension Advisory Committee. Messrs. Begley, Keeping and Charles F. Sherman are the other members. The Pension Advisory Committee formulates and recommends procedures to the board of directors to insure that the duties of the board of directors under the Employee Retirement Income Security Act are satisfied with respect to our employee pension plans.

         We do not have a nominating committee. The board of directors, which performs the function of a nominating committee, will consider nominees recommended by any shareholder. If you wish to propose a nominee for director, you must submit that recommendation in writing to us by November 23, 2000.


BOARD OF DIRECTORS COMPENSATION

          Members of the board of directors who are not company officers receive an annual fee of $20,000 for serving on the board of directors, and $1,000 for each board of directors meeting attended. They also receive an annual fee of $5,500 for serving on the Audit, Compensation and Pension Advisory Committees. The chairmen of the Audit, Compensation and Pension Advisory Committees receive an additional annual fee of $3,000. Officer members of the board of directors do not receive any fees for serving as members of the board or as members of any committees of the board of directors.

         We have a supplemental retirement benefit agreement with Paul H. Granzow. This agreement provides that Standard Register will supplement his Stanreco Retirement Plan benefits to ensure that he will receive annual retirement benefits equal to the greater of $150,000 or 50% of the average annual compensation paid to him in the last five years before his employment terminates.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERS OF MORE THAN 5% OF THE COMMON AND CLASS A STOCK OF THE COMPANY

         This table gives information regarding all of the persons known by us to own in their name or beneficially, five percent or more of the outstanding Class A Stock and common stock of Standard Register as of February 25, 2000:

   NAME AND                                                           PERCENT OF
   ADDRESS OF                                                          COMBINED
   BENEFICIAL                               NUMBER       PERCENT        VOTING
    OWNERS                    CLASS        OF SHARES     OF CLASS       POWER
    ------                    -----        ---------     --------       -----

PAUL H. GRANZOW,            Class A       2,516,856      53.27         38.87
JAMES L. SHERMAN             Common        5,810,508      24.52
and CHARLES F. SHERMAN,
TRUSTEES(1)
50 East Third St.
Dayton, Ohio 45402
WILLIAM P. SHERMAN(2)        Class A         359,551       7.61
50 East Third St.            Common          878,187       3.71          5.65
Dayton, Ohio 45402
MARY C. NUSHAWG(2)           Class A         359,551       7.61
50 East Third St.            Common          842,996       3.56          5.58
Dayton, Ohio 45402
JAMES L. SHERMAN(2)          Class A         359,551       7.61
50 East Third St.            Common          909,795       3.84          5.72
Dayton, Ohio 45402
ROBERT N. SHERMAN(2)         Class A         359,551       7.61
50 East Third St.            Common          878,061       3.71          5.65
Dayton, Ohio 45402
CHARLES F. SHERMAN(2)        Class A         359,551       7.61
50 East Third St.            Common          879,869       3.71          5.66
Dayton, Ohio 45402
PATRICIA L. BEGLEY(2)        Class A         359,550       7.61
50 East Third St.            Common          830,073       3.50          5.55
Dayton, Ohio 45402
THE FIFTH THIRD BANK,(3)     Class A       1,081,392      22.89
TRUSTEE                      Common        2,595,312      10.95         16.91
Cincinnati, Ohio 45202
THE FIFTH THIRD BANK,(4)     Class A       1,071,624      22.68
TRUSTEE                      Common        2,571,912      10.85         16.76
Cincinnati, Ohio 45202



(1) John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The current trustees of that trust are Paul H. Granzow, James L. Sherman and Charles F. Sherman. The trust holds voting securities, including the shares of Company Class A and common stock listed in this table, in separate, equal trusts for John Q. Sherman's six surviving children, and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q.

         Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2) Each of these individuals is a child of John Q. Sherman, deceased. None of them own in his or her own name more than five percent of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3) William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank ("Fifth Third"), has the sole voting and investment power for the voting securities in the trust.

(4) William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. Fifth Third has the sole voting and investment power for the voting securities in the trust.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own in their own name or beneficially Class A Stock and common stock of Standard Register on February 25, 2000, as follows:

                                                                      PERCENT OF
                                                                       COMBINED
                                                  NUMBER     PERCENT    VOTING
BENEFICIAL OWNERS                   CLASS       OF SHARES   OF CLASS     POWER
-----------------                   -----       ---------   --------     -----

ROY W. BEGLEY, JR.(1)               Common          1,631
Director

CRAIG J. BROWN(2)(3)                Common         56,077
Sr. Vice President-
Administration, Treasurer & CFO

F. DAVID CLARKE, III(4)             Common           7167
Director                            Class A         5,096

PETER A. DORSMAN(2)                 Common         43,352
Sr. Vice President &
General Manager-
Document Management &
Systems Division

PAUL H. GRANZOW(2)(5)(6)            Common         78,583
Director & Chairman of Board

GRAEME G. KEEPING                   Common          1,179
Director

PETER S. REDDING(2)(7)              Common        141,846
Director, President &
Chief Executive Officer

DENNIS L. REDIKER                   Common          1,973
Director

ANN SCAVULLO                        Common          2,568
Director

JOHN J. SCHIFF, JR.                 Common         42,900
Director

CHARLES F. SHERMAN(5)(8)            Common        879,869
Director                            Class A       359,551

JOHN Q. SHERMAN, II                 Common          1,411
Director

JOSEPH V. SCHWAN(2)(9)(10)          Common         70,901
Exec.Vice President & Chief
Operating Officer
All current executive officers      Common      1,113,152
and directors as a group            Class A       364,647
(21 persons)(2)



(1) Roy W. Begley, Jr. and his wife, Margaret Begley, own as joint tenants 900 shares of Standard Register common stock. Mrs. Begley owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen
         A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2) Includes the following options to purchase Standard Register common stock exercisable before April 25, 2000: Craig J. Brown - 46,000 shares; Peter A. Dorsman - 38,600 shares; Paul H. Granzow - 36,000 shares; Peter S. Redding - 98,000 shares; Joseph V. Schwan -49,200 shares; and all executive officers and directors as a group - 356,690 shares.

(3) Rebecca H. Appenzeller, the wife of Mr. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Mr. Brown also disclaims beneficial ownership of these shares.

(4) F. David Clarke, III and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock.

(5) Paul H. Granzow, and Charles F. Sherman (along with James L. Sherman) are trustees under the Last Will and Testament of John Q. Sherman. The trustees have the power to vote shares held by the trusts in the event that the beneficiaries of the trusts do not desire to exercise their right to vote the shares. The John Q. Sherman Trust owns 2,516,856 shares of Class A Stock and 5,810,508 shares of common stock which in the aggregate represents 38.89% of the outstanding votes of the company. The trustees share the investment power with respect to Class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in the trusts.

(6) Lana T. Granzow, the wife of Mr. Granzow, owns 489 shares of Standard Register common stock. Mr. Granzow disclaims beneficial ownership of these shares.

(7) Lorelei L. Redding, the wife of Peter S. Redding, owns 250 shares of Standard Register common stock. Mr. Redding disclaims beneficial ownership of these shares.

(8) Charles F. Sherman is a beneficiary of the John Q. Sherman Trust and as such has the right to vote 359,551 shares of Class A Stock and 830,073 shares of common stock of the company. The trustees have the investment power with respect to these shares.

(9) Joseph V. Schwan and his wife, Charlann Schwan, own as joint tenants 650 shares of Standard Register common stock.

(10) Joseph V. Schwan retired as an officer of Standard Register on February 11, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers and holders of 10% or more of our common stock have been made in a timely manner.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                        ANNUAL COMPENSATION       AWARDS
                                        -------------------    ------------
                                                                SECURITIES
                                                                UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY($)  BONUS($)(1)  OPTIONS (#)   COMPENSATION($)(2)
---------------------------   ----      ---------  -----------  -----------   ------------------

PETER S. REDDING              1999                   653,120            0
President & Chief             1998      509,850      898,091       75,000        1,000
Executive Officer             1997      459,844    1,083,430       15,000          950

JOSEPH V. SCHWAN              1999                   373,632            0
Executive Vice President &    1998      309,000      449,413       61,000        1,000
Chief Operating Officer       1997      276,250      587,530        6,000          950

CRAIG J. BROWN                1999                   264,824            0
Sr. Vice President-           1998      228,600      319,065       55,000        1,000
Administration, Treasurer     1997      205,833      400,678        5,000          950
& Chief Financial Officer

PETER A. DORSMAN              1999                   230,003            0
Sr. Vice President &          1998      200,000      276,479       55,000        1,000
General Manager -             1997      161,675      297,800        5,000          950
Manufacturing Operations

PAUL H. GRANZOW               1999      174,600      194,941
Chairman of the Board         1998      167,875      234,303
                              1997      148,500      294,213



         (1) Each year's amounts include cash and stock incentives earned by the officers in that year but paid in the following year pursuant to the Management Incentive Compensation Plan. For example, the 1997 amounts include cash and stock incentives earned by the officers in 1997 but paid in 1998.

         (2) These amounts are the matching contributions paid by the company to The Standard Register Employees Savings Plan. The Savings Plan provides that for the first 6% of the participant's compensation deferred into the Savings Plan, the company will match ten cents on the dollar. Employee compensation deferrals to the Savings Plan are fully vested. Our matching contribution vests after five years of Standard Register service.

NAMED EXECUTIVE OFFICERS

         This table provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Messrs. Granzow and Redding, who are nominees for director. Similar information regarding Messrs. Granzow and Redding may be found in the section dealing with Proposal 2.


                                                                     SERVED AS
NAME                                  AGE                          OFFICER SINCE
----                                  ---                          -------------

JOSEPH V. SCHWAN                       63                              1991

         Mr. Schwan has been Executive Vice President and Chief Operating Officer since March 1997. From March 1995 until March 1997, he was Senior Vice President and General Manager - Document Management Division. From August 1991 until March 1995, he was Vice President - Forms Sales & Marketing. From January 1990 until August 1991, Mr. Schwan was Vice President and Chief Operating Officer of Rittenhouse Paper. Mr. Schwan is a member of the board of directors of Hach Company, a manufacturer of water testing instrumentation.


CRAIG J. BROWN                         50                              1987

         Mr. Brown has been Senior Vice President - Administration, Treasurer and Chief Financial Officer since March 1995. From January 1993 until March 1995, he was Vice President-Finance, Treasurer and Chief Financial Officer. Prior to January 1993, he served Standard Register in various executive and financial positions.


PETER A. DORSMAN                       44                              1996

         Mr. Dorsman has been Senior Vice President and General Manager - Manufacturing Operations since July 1, 1999. He was Senior Vice President and General Manager - Document Management & Systems Division from January 1, 1998 to July 1, 1999. From January 1996 until January 1998, Mr. Dorsman was the Senior Vice President and General Manager - Document Systems Division. From October 1977 until January 1996, Mr. Dorsman served in a number of senior marketing, strategic planning and sales management positions with NCR Corporation.

We have an Agreement with Joseph V. Schwan which provides that after Mr. Schwan's retirement, Standard Register agrees to pay him $75,000 per year for ten years in return for which he agrees not to enter into any activities competitive with Standard Register's business.


RETIREMENT PLANS

         The Stanreco Retirement Plan provides retirement benefits based on the average compensation for the highest five years of total plan participation. Prior to January 1, 2000, the Plan was funded in part by contributions from participants. After January 1, 2000, the Plan is funded entirely by company contributions and investments earnings.

         We have a Non-Qualified Retirement Plan which supplements the Stanreco Retirement Plan. It provides retirement benefits which would have been payable from the Stanreco Retirement Plan but for the limits imposed by the Tax Reform Act of 1986. Standard Register does not currently fund or contribute to the Non-Qualified Retirement Plan but does accrue for projected benefit expense annually. We also have an Officers' Supplemental Non-Qualified Plan which pays retirement benefits in addition to the Stanreco Retirement Plan and Non-Qualified Retirement Plan based on the number of years of credited service as an officer in excess of five years.

RETIREMENT PLAN TABLES 1, 2 AND 3

         Table 1 shows the estimated annual retirement benefits payable from the Stanreco Retirement Plan and the Non-Qualified Retirement Plan to our employees for specified compensation levels and years of service. Part of the estimated annual benefits include the return of and earnings on contributions made by the employees. Table 2 shows the estimated annual retirement benefits payable from the Officers' Supplemental Non-Qualified Plan to officers based on compensation and years of officer service (in excess of five years). An officer's annual retirement benefit will be (i) the sum of the benefits from Tables 1 and 2, or
(ii) 50% of the average of the highest five years of compensation, whichever is less.

TABLE 1

AVERAGE OF FIVE

HIGHEST YEARS OF                         YEARS OF CREDITED SERVICE
                                         -------------------------
COMPENSATION        1       5         10        15        20         25         30           35
-------------       -       -         --        --        --         --         --           --

$ 200,000        $ 2,600  $13,000  $ 26,000  $ 39,000  $ 52,000   $ 65,000   $ 78,000  $ 91,000

  300,000          3,900   19,500    39,000    58,500    78,000     97,500    117,000   136,000

  400,000          5,200   26,000    52,000    78,000   104,000    130,000    156,000   182,000

  500,000          6,500   32,500    65,000    97,500   130,000    162,500    195,000   227,500

  600,000          7,800   39,000    78,000   117,000   156,000    195,000    234,000   273,000

  700,000          9,100   45,500    91,000   136,500   182,000    227,500    273,000   318,500

  800,000         10,400   52,000   104,000   156,000   208,000    260,000    312,000   364,000

  900,000         11,700   58,500   117,000   175,000   234,000    242,500    351,000   409,500

1,000,000         13,000   65,000   130,000   195,000   260,000    325,000    390,000   455,000

1,100,000         14,300   71,500   143,000   214,500   286,000    357,500    429,000   500,500

1,200,000         15,600   78,000   156,000   234,000   312,000    390,000    468,000   546,000


TABLE 2

AVERAGE OF FIVE

HIGHEST YEARS OF          YEARS OF OFFICER SERVICE IN EXCESS OF FIVE
                          ------------------------------------------

COMPENSATION         1        5                 10                        15
------------         -        -                 --                        --

$ 200,000         $ 6,100    $ 30,500       $ 61,000                  $ 67,100

  300,000           9,150      45,750         91,500                   100,650

  400,000          12,200      61,000        122,000                   134,200

  500,000          15,250      76,250        152,500                   167,750

  600,000          18,300      91,500        183,000                   201,300

  700,000          21,350     106,750        213,500                   320,250

  800,000          24,400     122,000        244,000                   366,000

  900,000          27,450     137,250        274,500                   411,750

1,000,000          30,500     152,500        305,000                   457,500

1,100,000          33,550     167,750        335,500                   503,250

1,200,000          36,600     183,000        366,000                   549,000

         Estimated annual benefits are based upon the assumption that the employee remains in the service of Standard Register until age 62. At age 62, the employee qualifies for the maximum retirement percentage benefit. Retirement before age 62 will result in actuarially reduced benefits. The estimated annual benefits are taxable income but are not subject to any deduction for social security benefits. No additional benefit can be earned from the Officers' Supplemental Non-Qualified Plan after the sixteenth year of officer service.

         The table below shows the average of the highest five years of total compensation and the years of service and officer service for each executive officer listed in the Summary Compensation Table.

TABLE 3
                             AVERAGE OF

                          THE HIGHEST FIVE              YEARS OF       YEARS OF

                              YEARS OF                  CREDITED       OFFICER

NAME                     TOTAL COMPENSATION             SERVICE        SERVICE
----                     ------------------             -------        -------

PETER S. REDDING                                          31            18

JOSEPH V. SCHWAN                                           7             8

CRAIG J. BROWN                                            16            13

PETER A. DORSMAN                                           3             4

PAUL H. GRANZOW

STOCK OPTION TABLES

         We did not grant any stock options to executive officers in 1999.

         Options to purchase Standard Register common stock exercised in 1999 for each executive officer listed in the Summary Compensation Table are as follows:


                       AGGREGATED OPTION EXERCISES IN 1999
                           AND YEAR-END OPTION VALUES

                                                 NUMBER OF            VALUE OF

                                             SHARES UNDERLYING      UNEXERCISED

                                                UNEXERCISED        IN-THE-MONEY

                                                  OPTIONS            OPTIONS

                       SHARES                   AT 12/31/99        AT 12/31/99

                     ACQUIRED ON    VALUE       EXERCISABLE/       EXERCISABLE/

          NAME        EXERCISE     REALIZED    UNEXERCISABLE      UNEXERCISABLE
          ----        --------     --------    -------------      -------------

PETER S. REDDING          0            0       86,000/89,000           0/0

JOSEPH V. SCHWAN          0            0       38,200/59,800           0/0

CRAIG J. BROWN            0            0       36,000/54,000           0/0

PETER A. DORSMAN          0            0       25,000/55,400           0/0

PAUL H. GRANZOW           0            0       33,000/27,000           0/0

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee has the overall responsibility for determining specific compensation levels for executive officers and bonuses for executive officers and certain other employees subject to approval of the board of directors. The Compensation Committee administers Standard Register's 1995 Stock Option Plan (the "Stock Option Plan") as approved by the shareholders on April 17, 1996, and Management Incentive Compensation Plan ("Incentive Plan") as approved by the shareholders on April 16, 1997.

         The Compensation Committee's goal is to establish an executive compensation program that enhances Standard Register's overall fundamental objective of providing value for its shareholders. The Compensation Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable Standard Register to attract and retain executives with the highest qualifications and by tying executive pay to overall corporation performance. The compensation system developed over the years by the Committee has been designed so that a relatively high percentage of total compensation is incentive-based. The Stock Option Plan is designed to base a portion of the executives' compensation upon the market performance of Standard Register's stock. The Incentive Plan is designed to provide a significant and flexible economic opportunity to executive officers and key employees of Standard Register as a reflection of their individual and group contributions to the success of Standard Register.

         All executive compensation was fully deductible for federal income tax purposes for 1999 either because the individual compensation amounts were less than $1 million or because any excess was incentive-based.

Base Compensation

         Executive officers' salaries are approved annually by the board of directors based on recommendations provided by the Compensation Committee. A minimum, mid--point and maximum salary range was established for each executive officer based on a review of competitive industry practices and job responsibilities. Factors that determine the salary within the range include level of experience and job performance; job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.

         The general objective of the Compensation Committee is to set the executive officers' base salaries at levels that are competitive with the 50th percentile of three comparator groups. The comparator groups include (1) proxy peers consisting of Moore Corp., Reynolds & Reynolds and Wallace Computer Services, (2) related industry peers consisting of the proxy peers plus six related-industry companies, and (3) same-size general industry peers consisting of 32 similar size companies. The 1999 base salaries of Standard Register's five highest paid executive officers were all below that of the proxy peer group average and on par with or below the 50th percentile levels of the related-industry peer group and the same size general industry peer group.

         In 1999, executive officer salaries, including that of Mr. Redding, were adjusted within the ranges previously established.

         Mr. Redding's salary as President and Chief Executive Officer was increased by 4.93 percent per year effective April 1, 1999. This salary was not determined by specific performance measures and his performance was judged on a subjective basis by the Compensation Committee. On February 17, 1999, the Compensation Committee also granted to Mr. Redding 4,000 shares of Standard Register common stock as special compensation in recognition of his performance and accomplishments during 1998 in connection with the merger and integration of Uarco Incorporated into the Company.

         Although Mr. Redding serves as an ex-officio, non-voting member of the board of directors' committees, including the Compensation Committee, he was not present during any discussion or determination of his compensation by the Compensation Committee.

         The board of directors reviewed and adopted the recommendations of the Compensation Committee and implemented the salary levels recommended. This process resulted in the base salaries as disclosed in the Summary Compensation Table for each Executive Officer named in the Summary Compensation Table.

INCENTIVE COMPENSATION

         The Compensation Committee administers the Incentive Plan which became effective January 1, 1997. __________ employees were covered by the Incentive Plan in 1999. The Committee selects the participants, determines the amount and terms of each incentive award and decides whether the award shall be made available in cash, Standard Register stock or a combination of the two.

         Incentive awards to the Incentive Plan participants are subject to objective performance goals established by the Compensation Committee. These goals are based upon one or more of the following: earnings per share, market share, stock price, sales, reduction of cost, net operating income, cash flow, retained earnings, return on capital, return on equity, return on assets, results of customer satisfaction surveys, aggregate product price and other product price measures, and operating and maintenance cost management. The Compensation Committee certifies to the board of directors each year the extent to which the performance objectives have been achieved.

         The Compensation Committee adopted performance goals and other criteria for awarding incentive compensation under the Incentive Plan for 1999. The Incentive Plan includes both a short term and a long term incentive compensation component.

         For 1999, the short term incentive compensation component included a compensation pool in an amount equal to 5% of the amount by which 1999 net profits exceeded a 7% return on capital up to, but not including any excess over, a 12% return on capital, plus 8% of the amount by which 1999 net profits exceed a 12% return on capital; provided, however, each participant's short term incentive compensation for 1999 cannot exceed two times such participant's established compensation target. The participants' short term incentive compensation targets range from 40% to 75% of the participants' base salaries. An incentive amount calculated according to this formula was paid to the Incentive Plan participants in proportion to short term incentive compensation targets assigned to the participants by the Compensation Committee.

         The long term incentive compensation component is based upon a three year rolling average return on capital in excess of the cost of capital. For 1999, long term incentive compensation was payable only if the three year average of 1997, 1998 and 1999 return on capital exceeded a 9.5% return on capital; provided, however, each participant's long term incentive compensation for 1999 cannot exceed two times such participant's established compensation target. The participants' long term incentive compensation targets range from 45% to 100% of the participants' base salaries. The return on capital objective was attained in 1999 and long term incentive compensation was payable to the Incentive Plan participants based upon the long term incentive compensation targets which were assigned to the participants by the Committee and the 1999 performance goals and payout matrix approved by the Committee.

         All of the Executive Officers named in the Summary Compensation Table received incentive awards under the Incentive Plan as disclosed in the Summary Compensation Table.

STOCK OPTIONS

         The Compensation Committee also administers the Stock Option Plan which became effective October 19, 1995. 253 employees were covered by the Stock Option Plan in 1999. The Stock Option Plan is another performance-based component of Standard Register's compensation program. The objective of the Stock Option Plan is to provide an incentive to Standard Register's management to increase the long term value of Standard Register's common stock by granting stock options to motivate future performance by the executive officers and certain key employees of Standard Register. The Stock Option Plan also encourages participants to maintain a stock ownership position in Standard Register in order that their interests are aligned with those of Standard Register's shareholders.

         The Compensation Committee determines the eligible employees, the timing of option grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options. All of the executives named in the Summary Compensation Table were granted stock options under the Stock Option Plan as disclosed in the Stock Option Tables. The Stock Option Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options do not become exercisable until one year from the date of grant. Thereafter, the right to exercise options vests in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the last trading day prior to the date of grant with a further exception that incentive options granted to persons owning more than 10% of the outstanding voting securities of Standard Register be a least 110% of such sale price.

THE COMPENSATION COMMITTEE
F. DAVID CLARKE, III (CHAIRMAN)
DENNIS L. REDIKER
ANN SCAVULLO
JOHN Q. SHERMAN, II

                                PERFORMANCE GRAPH

         The following performance graph presents a comparison of the yearly percentage change in our cumulative total shareholder return on our common stock from December 31, 1994 to December 31, 1999. The yearly percentage change is calculated as follows:

         (i) the sum of

                 (a) the cumulative amount of dividends, assuming dividend
                     reinvestment during the periods presented, and

                 (b) the difference between our share price at the end and
                     beginning of the periods presented

     is divided by

         (ii) the share price at the beginning of the periods presented.


The yearly percentage change is then compared with Standard & Poor's 400 Midcap Index, Standard & Poor's 500 Index and Peer Group Index. The peer group consists of Moore Corporation, Ltd., The Reynolds & Reynolds Company, Wallace Computer Services, Inc., and Standard Register.


[Performance Graphs]

PROPOSAL 3 AMENDMENT TO THE CODE OF REGULATIONS TO PERMIT ALTERNATIVE METHODS OF PROXY VOTING AND SHAREHOLDER COMMUNICATIONS

         Our current Code of Regulations requires that a shareholder sign an instrument in writing in order to authorize a proxy to vote the shareholder's stock at the annual meeting or any meeting of shareholders. In addition, it requires notices to shareholders to be in writing, delivered either in person or by mail.

         The board of directors believes we should enable Shareholders to vote electronically, by telephone or by facsimile in addition to written voting. The board of directors also believes we should allow delivery of legal notices such as proxy statements and annual reports by such alternative means if the shareholder requests. Electronic communications have become broadly available and secure. Proxy voting and shareholder communications by means of the Internet, telephone or facsimile will be more convenient for many shareholders, and can save us time and money in mailing and processing paper communications. Increasingly, more publicly-traded companies are providing opportunities for shareholders to vote by electronic and telephonic means, and to elect to receive shareholder communications in the same manner. In order to permit such alternative methods of proxy voting and communications, the board of directors recommends that Article II of the Code of Regulations "Meetings of Shareholders" be amended to add new section 11 as follows:


         SECTION 11. ALTERNATIVE COMMUNICATIONS. In every instance in which
         Article II of these Regulations requires notice or other communication in writing, and in every instance in which Article II of these Regulations requires delivery of notice or other communication either in person or by mail, notice or communication may be given by electronic, facsimile or telephone means, or by such other means deemed by the board of directors to be sufficiently secure and reliable, and such communication shall be deemed given when transmitted accordingly.

         The board of directors has unanimously adopted resolutions setting forth the proposed amendment to the Code of Regulations, affirming its advisability and directing that it be submitted to the shareholders for their approval at the annual meeting. In order for this proposal to be approved, the majority of our outstanding shares must be voted in its favor.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PERMITTING ALTERNATIVE METHODS OF PROXY VOTING.

PROPOSAL 4 SECTION OF AUDITORS
         Each year, the shareholders decide who shall serve as auditors for Standard Register in 2000. The board of directors recommends that the firm of Battelle & Battelle LLP, Certified Public Accountants, who were our independent auditors last year, be retained.

         A representative of Battelle & Battelle LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

         The majority of votes cast on this proposal must be in favor of it in order for the proposal to be approved.



         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION AND RETENTION OF BATTELLE & BATTELLE LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS STANDARD REGISTER'S AUDITORS FOR THE YEAR 2000.

         The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

                                  OTHER MATTERS

SOLICITATION EXPENSES

         We will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.


SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

        Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2001 annual meeting of the shareholders, to be held on April 18, 2001, must be received by the Secretary of the company at 600 Albany Street, Dayton, Ohio 45408, on or before November 23, 2000. The form of proxy we distribute for the 2001 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2001 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 7, 2001.



                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           KATHRYN A. LAMME
                                           CORPORATE VICE PRESIDENT-SECRETARY
                                           & DEPUTY GENERAL COUNSEL
                                           DAYTON, OHIO






                          THE STANDARD REGISTER COMPANY
                          ANNUAL MEETING OF SHAREHOLDERS

                          THE STANDARD REGISTER COMPANY
                                600 ALBANY STREET
                               DAYTON, OHIO 45408

                                 APRIL 19, 2000
                    11:00 A.M. EASTERN DAYLIGHT SAVINGS TIME

                        THE STANDARD REGISTER COMPANY

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 19, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, a shareholder of The Standard Register Company (the "Company") hereby appoints PETER S. REDDING, PAUL H. GRANZOW and CHARLES F. SHERMAN ("Appointed Proxies"), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held April 19, 2000, and any adjournments thereof, upon the matters listed on the reverse side hereof.

THE APPOINTED PROXIES WILL VOTE FOR EACH OF THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.

--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

__________________________________            __________________________________
__________________________________            __________________________________
__________________________________            __________________________________

--------------------------------------------------------------------------
                        THE STANDARD REGISTER COMPANY
--------------------------------------------------------------------------

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]


CONTROL NUMBER:
RECORD DATE SHARES:


Please be sure to sign and date this Proxy.   Date________________________

_________________________________     ____________________________________
   Shareholder sign here                     Co-owner sign here

DETACH CARD


--------------------------------------------------------------------------------------------
                                                               For      Against     Abstain
1.  Proposal to fix and determine the number of Directors      [ ]        [ ]         [ ]
    to be ten.
                                                              For All    With-      For All
                                                             Nominees    hold       Except
2.  Election of Directors.                                     [ ]        [ ]         [ ]
    A vote FOR includes discretionary authority (i) to
    cumulate votes selectively among the nominees and
    (ii) to vote for a substitute nominee if any of the
    nominees listed becomes unable or unwilling to serve.

    (01) ROY W. BEGLEY, JR.         (06) DENNIS L. REDIKER
    (02) F. DAVID CLARKE, III       (07) ANN SCAVULLO
    (03) PAUL H. GRANZOW            (08) JOHN J. SCHIFF, JR.
    (04) GRAEME G. KEEPING          (09) CHARLES F. SHERMAN
    (05) PETER S. REDDING           (10) JOHN Q. SHERMAN, II

    NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).
                                                               For      Against     Abstain
3.  Proposal to amend the Code of Regulations to permit        [ ]        [ ]         [ ]
    alternative methods of proxy voting and shareholder
    communications.

4.  Proposal to approve Battelle & Battelle LLP, Certified      [ ]        [ ]         [ ]
    Public Accountants, as the independent public
    accountants of the Company.

5. According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those described above.

                                             DETACH CARD
